EXHIBIT 10T
COGNEX CORPORATION
SUMMARY OF DIRECTOR COMPENSATION
Cognex Corporation (the “Company”) pays each Director (other than Robert J. Shillman and Patrick A. Alias) an annual fee for his services on the Company’s Board of Directors and its committees, plus additional amounts for each meeting attended. Each Director receives annual cash compensation in the amount of $7,500, plus an additional $4,000 for each meeting attended. Each Director who serves on the Compensation/Stock Option Committee of the Company’s Board of Directors receives an annual fee of $2,000. Each Director who serves on the Audit Committee of the Company’s Board of Directors receives an annual fee of $3,500. The Chairman of the Audit Committee receives an additional annual fee of $2,500. Each Audit Committee member also receives $500 for each quarterly meeting attended to discuss the Company’s financial results and $1,500 for any additional meetings attended.
All of the Directors (other than Dr. Shillman) also receive an annual option grant of 7,500 shares for 2007. These options have a ten-year term and vest in four equal annual installments.
Dr. Shillman, who is the Company’s Chief Executive Officer, receives no additional compensation to serve on the Company’s Board of Directors and Mr. Alias, who is an employee of the Company, receives no additional cash compensation to serve on the Company’s Board of Directors.